EXHIBIT 99.1
[AUTHORIZATION FORM — ENGLISH VERSION]

POPULAR, Inc.	Dividend Reinvestment
and Stock Purchase Plan

I wish to participate in the Dividend Reinvestment and Stock Purchase Plan (the Plan) for the purchase of whole and fractional shares of common stock (Shares) of Popular, Inc. (the Company) as follows:
My participation is subject to the provisions of the Plan as set forth in the Prospectus relating to the Shares offered pursuant to the Plan. Receipt by me of such Prospectus is hereby acknowledged. I hereby authorize the Company to take all action provided for the in the Plan.

☐ FULL DIVIDEND REINVESTMENT. I want to reinvest dividends on all Shares now or hereafter registered in my name. I may also make optional cash deposits.

THIS IS NOT A PROXY

☐ PARTIAL DIVIDEND REINVESTMENT. I want to reinvest dividends on only ___Shares registered in my name. I may also make optional cash deposits.

☐ OPTIONAL CASH DEPOSITS ONLY. I want to make only optional cash deposits. I do not want to reinvest dividends on Shares registered in my name.

☐ Dividends Payments. ☐ Electronic Payment to: ABA Number: Account Number: ☐ Sent check to my address of record
POPULAR, INC.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Date	Social Security Number (One per account)

Signatures of all Registered Owners:

Telephone No.

(In case of joint owners, each owner should sign. Please sign exactly as your name appears below.)

Address:	Banco Popular de Puerto Rico
Trust Division (725)
Popular, Inc.
Dividend Reinvestment and Stock Purchase Plan
PO Box 362708
San Juan, Puerto Rico 00936-2708

If address is not properly shown, please correct before returning.	THIS IS NOT A PROXY

(Versión en español al dorso.)